________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

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CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Friday, May 29, 2020

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held solely by means of remote communication conducted via live audio webcast on Friday, May 29, 2020, at 1:00 p.m. Pacific Daylight Time, for the following purposes as more fully described in the accompanying Proxy Statement:

1.To elect eight directors to serve until the 2021 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
3.To conduct an advisory vote to approve named executive officer compensation; and
4.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 24, 2020 as the record date for the meeting. Only shareholders of record of our common stock on March 24, 2020 are entitled to notice of and to vote at the meeting. As announced on April 16, 2020, we are taking advantage of the Securities and Exchange Commission's rules that permit us to furnish proxy materials to our shareholders over the Internet. This means that most holders of record will receive a "Notice Regarding the Availability of Proxy Materials (the "Notice") instead of paper copies of the proxy materials. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy card in the enclosed postage-paid envelope, or follow the instructions for electronic voting on the proxy card. If you received a Notice, you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the virtual annual meeting may vote in person by following the directions in the proxy statement, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ David R. Lord
David R. Lord
Chairman of the Board

Portland, Oregon
April 28, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2020:
The Proxy Statement for the 2020 Annual Meeting of Shareholders and 2019 Annual Report to Shareholders are available at
http://www.edocumentview.com/BREW

 YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS FOR ELECTRONIC VOTING ON THE CARD. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 29, 2020 at 1:00 p.m. PDT

These proxy materials are furnished in connection with solicitation of proxies by our Board of Directors (the "Board") for use at the annual meeting of shareholders to be held on May 29, 2020, and any postponements or adjournments thereof.

Following updated guidance issued by the Securities and Exchange Commission, on or about, April 28, 2020, we mailed to each shareholders of record at the close of business on March 24, 2020 the Notice of Availability of Proxy Materials, which contains instructions on how to access the Proxy Statement and Annual Report via the Internet and how to vote online.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
•a non-binding advisory vote to approve our named executive officer compensation ("say-on-pay" vote); and
•any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock of record as of the close of business on March 24, 2020, the record date, may vote at the meeting. As of the record date, we had 19,505,106 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. Electronic voting procedures do not allow for cumulative voting. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2020 Annual Meeting of Shareholders being held?
The 2020 Annual Meeting of Shareholders will be held in a virtual format at 1:00 p.m. Pacific Daylight Time, on May 29, 2020.

Due to concerns about containing the spread of COVID-19 and current governmental orders closing public spaces and requiring social isolation, this year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/271871278 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is BREW2020. There is no physical location for the Annual Meeting.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Craft Brew Alliance, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 26, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:
Computershare
Craft Brew Alliance, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?
The decision to hold this year’s Annual Meeting online was not made without significant consideration regarding how this meeting format will impact shareholders and their access to the information and communication from the Meeting. The decision to hold our 2020 Annual Meeting online should not be misconstrued as an indication that Craft Brew Alliance, Inc. intends to hold future annual meetings using an online-only format. We remains committed to using the in-person format we have traditionally used for our annual meetings, with the possibility of enhancing access to and participation in those meetings by adding an online attendance option.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•FOR the election as directors of the nominees listed below under Proposal No. 1;
•FOR the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•FOR approval, on an advisory basis, of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables included in this proxy statement.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•delivering written notification of your revocation to our secretary;
•voting in person at the meeting; or
•delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a valid proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail or follow the instructions for electronic voting on the proxy card. If mailing, please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card or Notice. See below for an explanation of how to vote shares held in street name.

How many votes are needed for approval of each matter?

•Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the eight individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.
•Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.
•Proposal No. 3: The proposal to approve, on a non-binding advisory basis, the compensation paid to our named executive officers during 2019 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Grant Thornton LLP, but they will not have discretion to vote on proposal Nos. 1 and 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2020, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock; (b) by each director and nominee for director; (c) by the officers named in the Summary Compensation Table; and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated in the footnotes below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, the percentage of beneficial ownership is based on 19,505,106 shares of common stock outstanding as of March 24, 2020.

Shareholder	Number of Shares(1)	Percent of Shares Outstanding
5% Beneficial Owners
Anheuser-Busch Companies, LLC One Busch Place St. Louis, Missouri 63118	6,069,047	31.3%
GAMCO Investors, Inc.(2) One Corporate Center Rye, NY 10580	2,004,360	10.3%
The Bill Healy Foundation PO Box 4525 Portland, Oregon 97208	1,401,860	7.2%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road Austin, Texas 78746	1,280,649	6.6%
Directors and Executive Officers
Timothy P. Boyle(4)	489,452	2.5%
Andrew J. Thomas	89,165	*
Kevin R. Kelly(5)	43,997	*
David R. Lord	42,101	*
J. Scott Mennen	32,690	*
Marc J. Cramer	29,992	*
Kenneth C. Kunze	22,929	*
Derek Y. Hahm	22,356	*
Paul D. Davis	13,463	*
Edwin A. Smith	9,170	*
Nickolas A. Mills	5,945	*
Jacqueline S. Woodward	5,777	*
Matthew E. Gilbertson	3,243	*
Christine N. Perich	3,080	*

All executive officers and directors as a group (13 persons)	804,190	4.1%

*Less than 1%

(1)Includes shares of common stock that may be acquired by exercise of options or vesting of restricted stock units (RSUs) within 60 days after March 24, 2020 as follows:

	Options	RSUs and PBAs
Andrew J. Thomas	61,641	15,149
J. Scott Mennen	19,571	4,400
Derek Y. Hahm	18,101	3,710
Kenneth C. Kunze	16,777	4,418
Edwin A. Smith	7,829	1,230
Christine N. Perich	—	1,925

All current executive officers and directors as a group	116,090	29,602

(2)The information as to beneficial ownership is based on a Schedule 13D Amendment No. 5 filed by GAMCO Investors, Inc., with the Securities and Exchange Commission (the “SEC”) on December 18, 2019. Gabelli Funds, LLC, reported sole voting and dispositive power with respect to 1,283,279 shares, or 10.3% of the outstanding shares, GAMCO Asset Management Inc. reported sole voting and dispositive power with respect to 512,046 shares, Gabelli & Company Investment Advisers, Inc., reported sole voting and dispositive power with respect to 168,785 shares, Gabelli Foundation, Inc., reported sole voting and dispositive power with respect to 40,000 shares, and Associated Capital Group, Inc. reported sole voting and dispositive power with respect to 250 shares. Mario J. Gabelli directly or indirectly controls or acts as chief investment officer to the foregoing entities.
(3)The information as to beneficial ownership is based on a Schedule 13G Amendment No. 7 filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 12, 2020. Dimensional has sole voting power with respect to 1,256,781 shares and sole dispositive power with respect to all 1,280,649 shares.
(4)Includes 1,818 shares held by Mr. Boyle’s child.
(5)Includes 352 shares held by Mr. Kelly's spouse.

STOCK OWNERSHIP AND RETENTION POLICY

We have a policy that establishes expectations for ownership of our common stock that applies to our independent directors and members of our Executive Leadership Team (“ELT”). Expectations include ownership of shares with a value equal to four times the amount of the annual cash retainer for our independent directors; shares with a value equal to four times annual base salary for our Chief Executive Officer; shares with a value equal to two times annual base salary for our other executive officers; and shares with a value equal to one times annual base salary for all other ELT members. The expectations are to be met by the later of March 2021 and five years after becoming subject to the policy. The policy also requires ELT members to retain 50% of the net shares acquired through stock option exercises and vesting of restricted stock units and performance shares until the ownership expectations are met, and 25% of such shares for a minimum of three years following exercise or vesting after meeting the ownership expectations.

ANTI-PLEDGING AND HEDGING TRANSACTION POLICY

We have a policy that prohibits the pledging of shares of our common stock by executive officers and directors as security for borrowings, including margin loans. The policy also prohibits executive officers and directors from engaging in hedging transactions in our common stock, including such financial instruments as prepaid variable forwards, equity swaps, collars, exchange funds, puts and calls, and other derivative securities that are designed to hedge or offset a decrease in market value of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than 10% of our common stock, file reports of stock ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2019, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than 10% of our common stock, were complied with by such persons on a timely basis, except for Andrew Thomas, Kenneth Kunze, Scott Mennen, Derek Hahm, and Edwin Smith, each of whom was an officer during 2019 and filed one late Form 4 report with respect to an award of restricted stock units.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following eight directors: David R. Lord (Chairman), Timothy P. Boyle, Marc J. Cramer, Paul D. Davis, Matthew E. Gilbertson, Kevin R. Kelly, Nickolas A. Mills and Jacqueline S. Woodward.

The full Board met six times during 2019. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2019. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2019 Annual Meeting, all of our directors were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market ("Nasdaq") and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Davis, Kelly and Lord and Ms. Woodward do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Davis, Kelly and Lord and Ms. Woodward are “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Gilbertson and Mills are employees of Anheuser-Busch, LLC (“A-B”) or an A-B affiliate and are A-B's designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2)..All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Litigation Involving Directors and Officers

As described below under “Transactions with Related Persons” we are a party to certain legal proceedings arising out of our pending merger transaction with an affiliate of A-B that also involve our directors and CEO. We are obligated to indemnify our directors and executive officers to the fullest extent permitted by law against expenses, including attorney fees, judgments, fines and settlements, arising from such legal proceedings. See “Transactions with Related Persons” below for additional information regarding the merger transaction, our indemnification obligations, and the legal proceedings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board highly values the ability of individual directors to contribute to a constructive governance environment and believes that the current Board members, collectively, perform in such a manner.

Under our Amended and Restated Bylaws, there are eight positions on the Board. The following eight individuals have been nominated for election at the annual meeting. Each of the nominees currently serves as a director. A-B has the contractual right to appoint two directors to our Board.

Set forth below is a more detailed description of each nominee’s age, background, professional experience, qualifications and skills.

Timothy P. Boyle (70)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon, and listed on Nasdaq. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company and Northwest Natural Gas Company, and director emeritus on the board of The Freshwater Trust. He is a member of the Public Affairs and Environmental Policy Committee of Northwest Natural Gas Company. Mr. Boyle is a trustee of Reed College and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through an initial public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (62)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation, a private charitable foundation and owner of 7.2% of our outstanding common stock, and Cedar Holdings LLC, a private investment company. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods, Inc. Mr. Cramer previously served on the boards of Sequential Pacific Biodiesel, Inc., and Scott Paul Wines from 2008 to 2019, Kona Brewing Co., Inc. from 2007 to 2010, and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations.

Paul D. Davis (63)
Mr. Davis has served as a director since March 2016. From December 2013 through August 2015, and then again from March 2017 to June 2018, Mr. Davis was the Chief Executive Officer of popchips Inc. ("popchips"), an innovative snack company, becoming Co-Chairman of the Board in September 2015. He served on the popchips board of directors from 2013 through June of 2018. Prior to joining popchips, he was the Chief Executive Officer and board member of Coinstar, Inc., a provider of automated retail solutions, from April 2009 to March 2013, and Chief Operating Officer for one year beginning in April 2008. Other positions held by Mr. Davis include Chief Executive Officer of Kettle Foods, Inc., from 2004 to 2007, and President and CEO of Barilla America, Inc., the U.S.-based division of The Barilla Group, from 2002 to 2004. In addition, Mr. Davis served in various executive positions at Starbucks Corporation, including President - North American Operations, from March 1999 until October 2001. Mr. Davis was previously a director of Farestart, a non-profit program providing culinary training and job placement services for homeless and disadvantaged persons, Luvo, Inc., a privately held frozen food manufacturer, and Premier Nutrition, a nutrition bar and supplements business.

Individual Experience: Mr. Davis has more than 40 years of business experience with consumer packaged goods. Mr. Davis has in-depth experience in leading innovative lifestyle brands such as Kettle Foods, Starbucks, popchips and Redbox through transformational changes and high-growth periods. Mr. Davis acquired significant experience in the beer industry through his service on the Kona Brewing Company board from 2007 to 2010, and then on the Kona advisory board following the company's merger into our wholly owned subsidiary in October 2010 until 2013.

Matthew E. Gilbertson (44)
Mr. Gilbertson has served as a director since February 2019. He has served in multiple senior financial and strategic management roles at Anheuser-Busch InBev ("ABI"), the parent company of A-B, a global beer company, since April 2014, and has served as Treasurer and Vice President for ABI's North American Zone since June 2017. Prior to joining ABI, Mr. Gilbertson spent 10 years as an investment banker with the business valuation firm of Duff & Phelps, LLC.

Individual Experience: Mr. Gilbertson brings financial expertise and an in-depth knowledge of the craft beer industry, as well as an understanding of the key mechanisms for driving performance and creating shareholder value. He has interacted with our senior management team for several years. Mr. Gilbertson has been designated by A-B to serve on our Board.

Kevin R. Kelly (70)
Mr. Kelly has served as a director since the merger with WBBC in 2008 and also served as a director of WBBC from September 1995 until July 1, 2008. Mr. Kelly is retired from First Call Heating and Cooling, U.S. Bancorp and college teaching. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves on the Providence Health System Investment Committee. He earned a Ph.D. and a Masters Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses a substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

David R. Lord (71)
Mr. Lord has served as a director since May 2003 and was elected Chairman of the Board in January 2016. In January 2009, Mr. Lord retired from the position of President of Pioneer Newspapers, Inc., a position he had held for 18 years. He served as Vice Chairman of Pioneer Newspapers from 2009 until December 2012, when he became a director. At the time Pioneer Newspapers owned eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord is past president and chairman of the PAGE Cooperative, a not-for-profit, member-owned cooperative buying association in the newspaper industry. He is also a past president and chairman of the Inland Press Association and is currently a member of the board of directors of Wick Communications, a family-owned community media company.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing small to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge and provides strong counsel in contract negotiations, employment practices and human resources issues.

Nickolas A. Mills (43)
Mr. Mills has served as a director since January 2017. He has served as Vice President of Supply for The High End at A-B, a global beer company, since 2016. Mr. Mills held the roles of Senior Brewmaster and Senior General Manager at A-B’s Baldwinsville Brewery from 2010 to 2016, where he supervised the production of a wide variety of beer styles, including Goose Island and Blue Point beers, flavored malt beverages, and ciders. Previously, he served in various brewing positions with A-B in St. Louis, Missouri, Merrimack, New Hampshire, and Jacksonville, Florida.

Individual Experience: Mr. Mills brings an intimate knowledge of the craft beer industry, including the brewing process and supply chain. Mr. Mills has been designated by A-B to serve on our Board.

Jacqueline S. Woodward (58)
Ms. Woodward has served as a director since May 2017. Ms. Woodward serves as the Senior Vice President and Chief Marketing Officer of Bojangle’s Inc., a Southeastern United States regional chain of fast food restaurants, specializing in Cajun seasoning, fried chicken and buttermilk biscuits, since April 2018. Prior to that, she served as Senior Vice President and Chief Marketing Officer of Krispy Creme Doughnuts Corporation, a leading branded retailer and wholesaler of doughnuts and complementary products, from June 2016 through July 2018. Ms. Woodward previously served as Vice President of Marketing Connections for General Mills, Inc., a leading global manufacturer and marketer of branded and unbranded consumer foods, from September 2014 through June 2016. From August 2008 through August 2014, Ms. Woodward served as Vice President of Marketing Connections for MillerCoors, LLC, the U.S. business unit of the Molson Coors Brewing Company, one of the world's largest brewing companies.

Individual Experience: Ms. Woodward brings more than 30 years of experience in marketing management for consumer brands, both domestically and globally, including more than eight years in the beer industry, where she brought a women's perspective to a traditionally male-dominated industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•the highest ethical character;
•the ability to read and understand financial statements;
•attained 21 years of age;
•no material conflict, whether personal, financial or otherwise, associated with being on the Board;
•satisfaction of the requirements for regulatory approval; and
•adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;
•attributes of independence or financial expertise as required by the Nasdaq Listing Rules and SEC regulations;
•skills, experience and background complementary to those of other directors; and
•the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that, whenever feasible, the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Governance Committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy requiring directors to retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2021 annual meeting (should one be held) to us by December 29, 2020 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 29, 2020, if applicable.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our standing Board committees are summarized in more detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The current members of the Audit Committee, who served throughout 2019, are Messrs. Kelly (Chair), Cramer and Lord, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Gilbertson, as A-B's designee, currently observes meetings of the Audit Committee. The Audit Committee met four times during 2019. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior executives; evaluating the performance of the Chief Executive Officer and other senior executives in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other senior executives; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights and other stock-based awards granted to employees, directors, and consultants under our stock incentive plans, and for determining the number and terms of such grants.

The current members of the Compensation Committee are Messrs. Davis (Chair), Boyle, Cramer, Kelly and Lord, and Ms. Woodward, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and 5605(d)(2)(A). Mr. Mills, as A-B’s designee, observes meetings of the Compensation Committee. The Compensation Committee met eight times during 2019. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the Compensation Committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. The Compensation Committee has engaged Korn Ferry, a global compensation consulting firm, to provide advice upon request regarding compensation issues. Among the factors considered by the Compensation Committee in retaining Korn Ferry were its practice of analyzing each executive or other management position by function and responsibilities rather than by title, in part through conducting interviews with each individual, as well as its compilation of compensation survey data separately for companies in the beer, wine and spirits industry. During 2017, at the request of the Committee, Korn Ferry provided its recommendations regarding changes in the composition of the peer group used to evaluate our competitive position regarding executive compensation, certain aspects of the CEO's compensation, the structure of the annual executive cash incentive program, and the compensation program for outside directors. In November 2017, the Compensation Committee also authorized Korn Ferry to prepare an updated analysis of our executive compensation program using current survey data for use in its future deliberations. During 2019, Korn Ferry advised the Compensation Committee on issues regarding retention of executive officers, revisions to our executive compensation program in connection with the negotiation of our merger transaction with an affiliate of A-B, and the potential tax consequences of compensation that would become payable upon completion of the merger transaction. The fees paid to Korn Ferry during 2019 for consulting services totaled approximately $28,260. No other compensation consultant provided services to the Compensation Committee during 2019. Additional information regarding the Compensation Committee’s interactions with Korn Ferry appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of our Chief Executive Officer regarding compensation of other senior executives. During 2019, our Chief Executive Officer and our Chief Financial Officer attended meetings of the Compensation Committee when invited. Our Chief Executive Officer reports to the Compensation Committee regarding the level of achievement of individual performance goals by other senior executives tied to their annual cash incentive target bonuses. Executive officers are excused during the Compensation Committee's deliberations regarding their compensation.

The Compensation Committee received input from our Chief Executive Officer regarding various elements of our compensation program in 2019, including base salary levels for senior executives, target annual cash incentive bonus amounts, the allocation among corporate performance goals for the target bonuses, identification and calculation of achievement of the corporate performance goals, establishment of individual performance goals for our senior executives, and establishment of corporate performance goals for the long-term performance share awards made to senior executives.

Under its Charter, the Compensation Committee is permitted to delegate any of its responsibilities to one or more subcommittees composed entirely of independent directors. In addition, the Compensation Committee may choose to delegate its authority under our stock incentive plans to our CEO with respect to grants of stock-based awards to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, in particular our performance-based awards, encourages participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Davis, Kelly and Lord, and Ms. Woodward, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Gilbertson, as A-B's designee, currently observes meetings of the Nominating and Governance Committee. The Nominating and Governance Committee met four times in 2019. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Cramer (Chair), Boyle, Davis, Kelly and Mills and Ms.Woodward, each of whom, other than Mr. Mills, is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). The Strategic Planning Committee met four times in 2019. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board receives a report annually regarding the state of our enterprise risk management system. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls we rely on to mitigate those risks. The Audit Committee monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants and contract terms, and risk arising out of related person transactions. The Audit Committee also has oversight over cyber security and data privacy risk. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Currently, the Chairman position is held by David Lord, an independent director, and our Chief Executive Officer is Andrew Thomas. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, gives the independent directors input over the agenda and issues to be discussed at Board meetings, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure at least annually.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Audit Committee Chair, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

For 2019, non-employee directors, other than the Chairman of the Board, were paid an annual cash retainer of $45,000 and received a fully-vested stock award with a value of $50,000. For service in 2020, non-employee directors, other than the Chairman of the Board, will receive an annual cash retainer of $47,500 and a stock award with a value of $52,500. For 2019, Mr. Lord, Chairman of the Board, received an annual cash retainer of $67,500 and a stock award with a value of $72,500. For service in 2020, Mr. Lord will receive an annual cash retainer of $70,000 and a stock award with a value of $75,000.

The Chair of the Audit Committee is entitled to an additional annual cash retainer of $15,000, while each other member of the Audit Committee receives an additional $5,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to an additional annual cash retainer of $10,000. Members of the Nominating and Governance and Strategic Planning Committees receive an additional payment of $2,000 and the members of the Compensation Committee receive an additional payment of $3,000. Committee compensation is paid quarterly.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board during 2019.

Name	Fees earned or paid in cash	Stock awards(1)	Total
Timothy P. Boyle	$60,000	$50,007	$110,007
Marc J. Cramer	65,000	50,007	115,007
Paul D. Davis	59,000	50,007	109,007
Matthew Gilbertson	40,750	50,007	90,757
Kevin R. Kelly	67,000	50,007	117,007
David R. Lord	78,875	72,505	151,380
Nickolas A. Mills	47,000	50,007	97,007
Jacqueline S. Woodward	52,000	50,007	102,007

(1)Represents the value of 3,243 fully-vested shares of our common stock (4,702 shares for Mr. Lord) granted on May 14, 2019. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Notes 2 and 15 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed various matters with Grant Thornton LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices.The Audit Committee has received written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee has also recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2020. The selection of Grant Thornton LLP is directed to be submitted to a vote of the shareholders for ratification at the 2020 annual meeting.

Respectfully Submitted:

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
Audit Committee Members

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.
•Annual cash bonus opportunities. Performance-based incentive cash bonuses awarded under our Annual Cash Incentive Plan (the "STI Plan") are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.
•Long-term incentive awards. Long-term incentives are provided through grants of performance share awards ("PBAs") and restricted stock units ("RSUs"). These equity-based awards are intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.
•Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances, including a change in control.

At our annual meeting in May 2019, shareholders approved our non-binding Say-on-Pay proposal to approve our executive compensation by a favorable vote representing more than 98% of the votes cast on the proposal. The Committee believes that this vote represents an endorsement of our executive compensation practices and decisions. The shareholders’ substantial support of our executive compensation program over the years has contributed to the Committee’s decision not to change its general approach to our executive compensation programs and policies, as described in this "Compensation Discussion and Analysis" section and under "Executive Compensation" below. The Committee will continue to consider results from the shareholder advisory votes, including the upcoming vote at the 2020 annual meeting, when reviewing our executive compensation programs and policies.

Advice of Compensation Consultant
The Committee retains an outside compensation consultant to provide advice periodically regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. The Committee currently retains Korn Ferry as its independent compensation consultant. See "Board of Directors-Committees of the Board-Compensation Committee" above for additional information regarding Korn Ferry.

In May 2017, the Committee authorized the engagement of Korn Ferry to refresh the Company’s peer group and perform an analysis of competitive executive officer and director compensation levels to inform the Committee’s compensation decisions for 2018 and 2019. The peer group was revised in consultation with the Committee chair and the Company’s human resources staff. The revised group, which reflects the addition of two new companies and reduced focus on family-owned enterprises, comprises 14 public companies in the beverage and food industries as follows: Boston Beer Company, Inc., Bridgford Foods Corporation, Castle Brands Inc., Coffee Holding Company, Inc., Crimson Wine Group, Ltd., Crystal Rock Holdings, Inc., Farmer Brothers Co., Inventure Foods, Inc., Lifeway Foods, Inc., MGP Ingredients, Inc., National Beverage Corp., Omega Protein Corporation, Primo Water Corporation, and Turning Point Brands, Inc. At the Committee’s request, Korn Ferry provided an updated analysis in August 2018, of compensation levels for each of the Company’s executive officer positions. This analysis compared the Company's program to its peer group and to the Korn Ferry surveys of the beer, wine and spirits industry and the fast-moving consumer goods group of companies. The report concluded that, consistent with the Committee’s philosophy on executive compensation, salary levels were generally below but near the median, target cash compensation was approximately at the median, and target total direct compensation was at or above the median for most executive officer positions. The Committee reviewed the Korn Ferry report at its November 2018 meeting in connection with its deliberations regarding executive compensation for 2019. During 2019, Korn Ferry also advised the Committee on issues relating to executive retention, revisions to our executive compensation program in connection with the negotiation of our merger transaction with an affiliate of A-B, and the potential tax consequences of compensation that would become payable upon completion of the merger transaction.

Components of 2019 Executive Officer Compensation
For several years, our executive compensation program has been composed of fixed and variable elements with both cash and equity components, consisting primarily of a base salary, annual cash incentive bonus opportunities, grants of RSUs and PBAs, modest personal benefits, and severance arrangements. These elements continued to comprise the main focus of the Company's executive compensation program during 2019, reflecting the Committee's continued desire to emphasize incentive compensation over fixed compensation such as salaries and benefits. In light of extraordinary events facing the Company during 2019, including the 2016 grant of an option to purchase the Company to A-B that expired unexercised in August 2019, followed by the negotiation of a merger transaction between the Company and A-B in late October 2019, the Committee also approved grants of fully vested shares of common stock and signing and retention cash bonuses to the Company's named executive officers during 2019, as described below.

Base Salary
Base salaries are established annually. The Committee’s general philosophy is to weight incentive compensation more heavily than fixed compensation. In November 2017, the Committee reviewed recommendations from Korn Ferry based on its analysis of CEO compensation prepared in response to the Committee’s May 2017 engagement. Korn Ferry’s analysis showed that Mr. Thomas’s compensation was above the median for performance and below the median for pay, yielding a positive pay-for-performance relationship in light of the Company’s strong financial results and positive shareholder return. The Committee adopted Korn Ferry’s recommendation, based on its findings, to increase the CEO’s salary level by approximately 5% in each of 2018 and 2019. With respect to the other named executive officers, the Committee approved increases in base salaries for 2019 in light of a restructuring of responsibilities of the Executive Leadership Team and the CEO's recommendations as follows: Scott Mennen, 7.2%; Kenneth Kunze, 3.0%; Derek Hahm, 3.0%; and Edwin Smith, 8.2%.

2019 Annual Cash Incentive Bonuses
Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities under our STI Plan, expressed as a percentage of 2019 base salary, as follows: Andrew Thomas, 75%; Christine Perich, 65%; Scott Mennen, 65%; Kenneth Kunze, 65%; Derek Hahm, 100%; and Edwin Smith, 25%. The annual cash bonus opportunities were subject to the attainment of two corporate performance goals listed below, as well as achievement of performance goals tailored to each executive officer.

The corporate level goals approved by the Committee for 2019 were based on target amounts of earnings before interest, taxes, depreciation, and amortization ("EBITDA") with respect to 40% of the target opportunity and total revenue as to 30% of the opportunity. The weighting reflects the Company’s heightened emphasis on maintaining a disciplined focus on earnings in the face of competitive challenges to topline growth. EBITDA, as calculated, includes the potential bonuses as expense. The bonus percentage tied to individual goals was set at 30% of the target opportunity to encourage personal accountability for achievement of elements of the Company’s strategic plan within the executive officer’s purview.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Payment, if any, is made promptly following such determination. An executive officer is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination, unless the Committee decides otherwise.

The target amounts of EBITDA and related individual objectives, originally fixed by the Committee in early 2019, were adjusted, with the approval of the Committee, to exclude expenses totaling approximately $8,636,000 related to settlement of the Kona class action, structuring and preparing for the pending merger transaction, and acceleration of compensation into 2019. Following the adjustment, the target amount of EBITDA was $9,379,000 and the target amount of total revenue was $217,648,000.

Payouts of annual cash incentives are on a straight line sliding scale ranging from 50% to 125% of the target amount, based on the level of achievement of the applicable corporate or individual goal beginning at the 70% (threshold) level up to the 115% (maximum) level, with 100% of the target amount payable if the overall achievement is 100%.

In February 2020, the Committee determined that the adjusted EBITDA goal was not met and the total revenue goal was achieved at the 88.7% level, resulting in an overall payout on the bonus opportunity tied to corporate goals for 2019 of 44.4%.

Individual performance goals for 2019 approved by the Committee for the executive officers named below and levels of achievement as approved by the Committee in February 2020 were as follows:

Name	Goals	Achievement %
Andrew Thomas	Weighted average of achievement of individual objective metrics by executive team	91%
Christine Perich	Qualitative evaluation by CEO on scale of 1 to 10	95%
Scott Mennen	Weighted average beer COGS/bbl, volume, and pubs gross profit	96%
Kenneth Kunze	Home market brand volume	92%
Derek Hahm	Domestic and international beer gross profit	75%

The amounts paid to our named executive officers under the STI Plan are shown in the Summary Compensation Table below in the Non-Equity Incentive Plan Compensation column.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our senior executives and other employees annually under our 2014 Stock Incentive Plan. The Committee fixed the grant date fair value of annual equity grants to the named executive officers for 2019, expressed in terms of a percentage of base salary, as follows: Mr. Thomas, 125%; Ms. Perich, 75%; Mr. Mennen, 50%; Mr. Kunze, 50%; Mr. Hahm, 50%; and Mr. Smith, 15%. The Committee further determined that the equity awards, based on grant date fair value, should be 30% in the form of time-vested RSUs and 70% in the form of PBAs, except that Mr. Smith's award would be solely in the forms of RSUs.

The terms of RSUs granted in 2019 provide for cliff vesting on March 31, 2022, assuming continued employment through that date. In February 2019, the Committee also made a one-time grant of RSUs for 1,000 shares to Mr. Smith.

The vesting of the PBAs granted in 2019 was conditioned on achieving target levels of revenue compound annual growth rate (CAGR) and EBITDA margin over a performance cycle beginning January 1, 2019 and ending December 31, 2021. The target amounts were fixed at 50 basis points above the three-year plan numbers that had been developed by management and approved by the Board. In recent years, payout of shares has been based on a sliding scale from 50% at the threshold level of 50 basis points below plan to 150% at 150 basis points above plan. Accordingly, at the time the Committee approved the PBAs in February 2019, it believed that approximately 75% of the awards would likely vest.

In February 2020, the Committee also considered the attainment of performance goals established for PBAs granted in 2017. The goals were based on total revenue and EBITDA for the three years ended December 31, 2019. The performance targets were achieved in percentages below the threshold level, which would have yielded a zero payout of the awards. But as permitted by the merger agreement with an affiliate of A-B, the PBAs scheduled to vest during the first quarter of 2020 were settled in an amount equal to 33% of the target awards.

In May 2019, the Committee exercised its discretion to award our named executive officers other than Mr. Smith fully vested shares of common stock in recognition of their substantial and successful efforts in late 2018 and early 2019 to improve operational efficiencies and implement the Company’s strategic initiatives. The awards of fully vested shares are shown in the Grants of Plan-Based Awards Table below.

Additional details of equity awards to our named executive officers are reflected in the tables set forth under “Executive Compensation” below.

See “Stock Ownership and Retention Policy” and “Anti-Pledging and Hedging Transaction Policy” above for descriptions of expectations for ownership of our common stock and prohibitions on the pledging of shares of our common stock or entering into hedging transactions by members of our Executive Leadership Team.

Employment Agreements and Severance Benefits
We have entered into employment agreements with each of our executive officers that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances, including upon a change in control. In October 2018, the Committee determined to restructure the employment agreements with our executives in phases over the next several months. The restructuring focused on employee retention, including signing and retention bonuses, providing for the acceleration of vesting of outstanding equity awards upon termination of employment following a change in control, and noncompete agreements where and to the extent legally permissible. A series of revisions to the employment agreements were approved by the Committee beginning in late 2018 through November 29, 2019. The Committee also approved signing bonuses related to the execution of revised employment agreements, as well as retention bonus agreements, with payment conditioned on continued employment through specified dates over the next three years. Amounts paid during 2019 as signing and retention bonuses are reflected in the Bonus column of the Summary Compensation Table below. Terms of the current employment and retention bonus agreements with our named executive officers are described in more detail below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

The following table provides information regarding retention bonuses that were paid to certain named executive officers on
March 31, 2020:

Name	Retention Bonuses
Andrew J. Thomas(1)	$46,971
Christine N. Perich(2)	$58,780
J. Scott Mennen(1)	$24,190
Derek Y. Hahm(1)	$27,184

(1)The amount shown reflects a retention bonus payable in an amount equal to 20% of the total STI award paid to the executive for services in 2019.
(2)The amount shown reflects a retention bonus payable in an amount equal to 65% of the total STI award paid to the executive for services in 2019.

Retention bonuses payable in 2021 and 2022 are described below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make matching contributions to the accounts of all participating executive officers on the same terms as those of other participants in our defined contribution 401(k) plan and provide health and disability insurance for the executive officers under the same plans as for non-executive employees.

Disclosure of Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2019, our last completed fiscal year:

•The annual total compensation of our CEO was $2,803,560.
•The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $55,956.
•The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 50 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•On December 31, 2019, our employee population consisted of approximately 655 individuals, including full-time, part-time, temporary, and seasonal employees employed on that date.
•To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2019. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2019 but who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.
•After identifying the median employee, we added together all of the elements of that employee’s compensation for 2019 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table below.
•For the annual total compensation of our CEO, we used the amount reported for our CEO in the “Total” column for 2019 in the Summary Compensation Table below.

Tax Deductibility
Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for income tax purposes for compensation paid to our executive officers to $1,000,000 per person. Prior to the enactment of the Tax Cuts and Jobs Act by Congress in late 2017, performance-based compensation that met the requirements of Section 162(m) and regulations thereunder was excluded from the limit. This exception was repealed on a prospective basis. Accordingly, effective with the 2018 tax year, all compensation paid to a named executive officer or other covered employee in excess of $1,000,000 is generally non-deductible. None of the compensation shown in the Summary Compensation Table below was qualifying performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Respectfully Submitted:

Paul D. Davis (Chair)	Kevin R. Kelly
Timothy P. Boyle	David R. Lord
Marc J. Cramer	Jacqueline S. Woodward
Compensation Committee Members

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 20, 2020:

Name	Age	Position	Executive Officer Since
Andrew J. Thomas	52	Chief Executive Officer	2011
Christine N. Perich	51	Chief Financial and Strategy Officer, Executive Vice President and Treasurer	2019
Derek Y. Hahm	50	Vice President, Sales and Brewpubs	2016
Kenneth C. Kunze	61	Vice President, Chief Marketing Officer	2014
J. Scott Mennen	55	Vice President, Chief Operating Officer	2014

Andrew J. Thomas has served as Chief Executive Officer since January 1, 2014. Prior to that, Mr. Thomas served as President of Commercial Operations beginning June 1, 2011. Previously, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA, an importer of upscale beers, from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

Christine N. Perich has served as Chief Financial and Strategy Officer since April 1, 2019. Ms. Perich previously spent 16 years at New Belgium Brewing Company ("New Belgium"), headquartered in Fort Collins, Colorado. She was New Belgium’s Chief Financial Officer from 2004 through September 2014, also taking on the Chief Operating Officer role beginning in 2008. She was President and Chief Operating Officer of New Belgium from September 2014 through October 2015, and then President and Chief Executive Officer until November 2016. She then established Perich Advisors, a strategy, culture and leadership development consultancy, through which she has advised businesses in multiple industries. She also served as Chief Executive Officer of WTRMLN WTR, a fast growing juice beverage company based in the greater New York City area, for 11 months in 2017.
Derek Y. Hahm has served as our Chief Commercial Officer since May 2019. Previously Mr. Hahm served as Vice President, Sales and Brewpubs since November 2016. Mr. Hahm brings more than two decades of experience in the alcoholic beverage industry, serving in key sales and operations management roles, including serving as our Chief of Staff from 2013-2016. Prior to 2013, he held several sales leadership positions, including Vice President, National Sales Operations.

Kenneth C. Kunze has served as our Chief Marketing Officer since November 4, 2013, and was designated as a Vice President effective January 1, 2014. Prior to that, Mr. Kunze served as Chief Marketing Officer for Heineken USA from 1997 to 2008, Principal Consultant for Brand Value Advisors, a brand strategy company, during 2009, and Chief Marketing Officer for Sabra Dipping Co., a Middle-Eastern style food products company, from 2010 to 2013. Mr. Kunze is responsible for the marketing and management of our dynamic portfolio of brands, including Kona Brewing Co., Widmer Brothers Brewing, Redhook Brewing, Omission, Square Mile Cider Company, and our newest brands Appalachian Mountain Brewery, Cisco Brewers, and

Wynwood Brewing Company, as well as new brand development. Additionally, he oversaw our Pubs division, which includes five distinctive restaurant and retail locations in cities across the U.S., through the end of 2015. Mr. Kunze is a seasoned marketing executive with more than 25 years of leadership experience in the consumer packaged goods, beer and beverage industries.

J. Scott Mennen has served as our Chief Operating Officer since May 2015, after serving as our Vice President, Brewery Operations since January 1, 2014, and, prior to that, served as our Vice President of Operations beginning May 9, 2013. Mr. Mennen served as Vice President of Operations for Pabst Brewing Company, a beer manufacturer, from 2012 to 2013. Prior to that, he was Global Director of Brewing and Quality for A-B, where he was responsible for brewing and quality operations worldwide, from 2009 to 2012. Mr. Mennen served as General Manager of Newark Brewery from 2008 to 2009, and was its Resident Brewmaster from 2001 to 2008. He has 25 years of extensive experience in all facets of brewery and operations management.

There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the annual compensation for the years shown in the table of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Andrew J. Thomas Chief Executive Officer	2019	500,023	1,375,000	646,711	281,826	—	2,803,560
	2018	475,036	50,000	391,864	332,377	—	1,249,277
	2017	452,170	—	499,577	289,695	—	1,241,442
Christine N. Perich (1) Chief Financial and Strategy Officer	2019	211,923	387,700	259,148	149,210	—	1,007,981

J. Scott Mennen Vice President, Chief Operating Officer	2019	289,976	387,697	161,259	145,140	8,520	992,592
	2018	270,865	—	111,599	166,565	8,642	557,671
	2017	262,650	—	120,412	121,888	8,710	513,660
Kenneth C. Kunze Vice President, Chief Marketing Officer	2019	279,958	—	153,948	114,688	8,871	557,465
	2018	272,264	—	112,037	163,075	7,950	555,326
	2017	263,680	—	120,888	118,312	9,327	512,207
Derek Y. Hahm Chief Commercial Officer	2019	234,966	28,193	130,836	163,105	9,377	566,477
	2018	228,126	—	94,097	211,678	7,950	541,851
	2017	221,474	—	101,536	180,349	6,697	510,056
Edwin A. Smith(2) Corporate Controller and Principal Accounting Officer	2019	165,248	13,882	42,604	15,322	—	237,056
	2018	153,255	—	32,889	23,380	—	209,524

(1)Ms. Perich began serving as our Chief Financial and Strategy Officer effective April 1, 2019.
(2)Mr. Smith acted in the capacity of Principal Financial Officer from July 2018 through March 2019.
(3)The amounts shown for Messrs. Thomas, Mennen and Hahm and Ms. Perich for 2019 include retention bonuses paid in December 2019 as follows: Mr. Thomas, $1,250,000; Mr. Mennen $350,000; and Ms. Perich, $350,000. The retention bonuses are subject to repayment (less the amount paid by the officer in satisfaction of applicable taxes) if the merger agreement with an affiliate of A-B is terminated without completion of the transaction or if the officer’s employment is terminated for “cause” or by the officer without “good reason” within 90 days following completion of the merger (see “Employment Agreements and Potential Payments upon Termination or Change-In-Control” below). The amounts shown also include signing bonuses paid in 2019 as follows: Mr. Thomas, $125,000; Mr. Mennen, $37,697; Ms. Perich, $37,700; and Mr. Hahm, $28,193. The amount shown for Mr. Smith represents his bonus for achievement of his personal objectives for 2019. The amount shown for Mr. Thomas for 2018 represents a retention bonus pursuant to his employment agreement.

(4)Represents the grant date fair value of PBAs under our 2014 Stock Incentive Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant (88% in 2017, 71% in 2018 and 75% in 2019). The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2019 PBAs at the grant date, assuming the highest level of achievement, was as follows: Mr. Thomas, $656,259; Ms. Perich, $185,066; Mr. Mennen, $152,249; Mr. Kunze, $146,872; Mr. Hahm, $123,335; and Mr. Smith, $0. Also includes the grant date fair value of RSUs and fully vested shares granted under our 2014 Stock Incentive Plan. Additional details regarding the PBAs, RSUs and fully vested shares are set forth in the following two tables. See Notes 2 and 15 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”) for information on the valuation assumptions and other related information.
(5)The amounts shown reflect the annual cash incentive awards under the STI Plan based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2019 are set forth in the Grants of Plan-Based Awards Table.
(6) Amounts shown in this column for 2019 represent the sum of the amounts attributable to personal benefits and other items of compensation as listed in the following table:

2019	Andrew Thomas	Christine Perich	Kenneth Kunze	Scott Mennen	Derek Hahm	Edwin Smith
Reimbursement of taxes(a)	$—	$—	$921	$570	$1,427	$—
Employer matching contributions to 401(k) Plan	—	—	7,950	7,950	7,950	—
Total	$—	$—	$8,871	$8,520	$9,377	$—

(a)For Messrs. Kunze, Mennen and Hahm, represents a gross-up reimbursement of applicable taxes on excess contributions returned under limits imposed on 401(k) plans.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2019

		Estimated potential payouts under non- equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Thres-hold ($)(1)	Target ($)(1)	Maxi-mum ($)(1)	Thres-hold (#)(2)	Target (#)(2)	Maxi-mum (#)(2)	All other stock awards: Number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)(6)
Andrew J. Thomas	2/21/2019	—	—	—	12,733	25,466	38,199	—		328,138
	2/21/2019	—	—	—	—	—	—	10,914	(3)	187,503
	2/21/2019	187,500	375,000	468,750	—	—	—	—		—
	5/14/2019	—	—	—	—	—	—	8,500	(4)	131,070
Christine N. Perich(6)	4/1/2019	—	—	—	4,432	8,863	13,295	—		92,526
	4/1/2019	—	—	—	—	—	—	7,282	(3)	101,365
	4/1/2019	70,688	141,375	176,719	—	—	—	—		—
	4/1/2019	—	—	—	—	—	—	4,688	(4)	65,257
J. Scott Mennen	2/21/2019	—	—	—	2,954	5,908	8,862	—		76,125
	2/21/2019	—	—	—	—	—	—	2,532	(3)	43,500
	2/21/2019	94,242	188,484	235,605	—	—	—	—		—
	5/14/2019	—	—	—	—	—	—	2,700	(4)	41,634
Kenneth C. Kunze	2/21/2019	—	—	—	2,850	5,699	8,549	—		73,427
	2/21/2019	—	—	—	—	—	—	2,443	(3)	41,971
	2/21/2019	90,918	181,836	227,295	—	—	—	—		—
	5/14/2019	—	—	—	—	—	—	2,500	(4)	38,550
Derek Y. Hahm	2/21/2019	—	—	—	2,393	4,786	7,179			61,676
	2/21/2019	—	—	—	—	—	—	2,051	(3)	35,236
	2/21/2019	117,471	234,942	293,678	—	—	—	—		—
	5/14/2019	—	—	—	—	—	—	2,200	(4)	33,924
Edwin A. Smith	2/21/2019	—	—	—	—	—	—	2,439	(3)	41,902
	6/1/2019	—	—	—	—	—	—	52	(5)	702
	2/21/2019	20,608	41,216	51,520	—	—	—	—		—

(1)Represents the potential annual cash incentive bonus amounts payable under the STI Plan based on the level of achievement of corporate performance goals, as well as individual performance goals, as described under “Compensation Discussion and Analysis” above. Payouts are on a straight line sliding scale ranging from 50% to 125% of the target amount, based on the level of achievement of the applicable performance goal beginning at the 70% (threshold) level up to the 115% (maximum) level, with 100% of the target amount payable if the overall achievement level is 100%. Actual amounts paid for 2019 are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.
(2)Represents PBAs under the 2014 Stock Incentive Plan that will vest upon the attainment of performance goals over a three-year performance cycle ending December 31, 2021 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The performance goals are based on threshold, target and maximum levels of net sales CAGR and EBITDA margin. Payout of shares will be based on a sliding scale from 50% at the threshold to 150% at the maximum. The target amounts will be issuable if the overall achievement level is 100%. See also "Employment Agreements and Potential Payments upon Termination or Change-in-Control" below.

(3)Reflects RSU awards granted under the 2014 Stock Incentive Plan that vest on March 31, 2022, approximately three years following the grant date. See also "Employment Agreements and Potential Payments upon Termination or Change-in-Control" below.
(4)Reflects fully vested unrestricted shares of common stock awarded under the 2014 Stock Incentive Plan.
(5)Reflects RSU awards granted under the 2014 Stock Incentive Plan. As we did not achieve our EBITDA target for the year ended December 31, 2019, the RSU will not vest on May 31, 2020.
(6)See Notes 2 and 15 to our audited financial statements included in our 2019 Form 10-K for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2019
The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2019:

	Option Awards				Stock Awards
Name	Number of sec-urities under-lying unexer-cised options: exercis-able (#)	Number of sec-urities under-lying unexer-cised options: unexer-cisable (#)	Option exercise price ($/Sh)	Option expiration date	Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares that have not vested ($)
Andrew J. Thomas	5,215	—	9.35	6/1/2021	—		—		—		—
	11,110	—	7.63	5/14/2022	—		—		—		—
	11,757	—	7.54	5/22/2023	—		—		—		—
	18,179	—	10.70	5/20/2024	—		—		—		—
	15,380	—	13.10	3/13/2025	—		—		—		—
	—	—	—	—	—		—		13,675	(1)	225,638	(11)
	—	—	—	—	—		—		11,444	(2)	188,826	(11)
	—	—	—	—	—		—		9,550	(3)	157,575	(11)
	—	—	—	—	8,559	(4)	141,224	(11)	—		—
					7,808	(5)	128,832	(11)	—		—
	—	—	—	—	1,757	(6)	28,991	(11)	—		—
	—	—	—	—	10,914	(7)	180,081	(11)	—		—

Christine N. Perich	—	—	—	—	7,282	(8)	120,153	(11)	—		—
	—	—	—	—	—		—		3,324	(3)	54,846	(11)
J. Scott Mennen	3,710	—	7.54	5/22/2023	—		—		—		—
	7,000	—	9.41	7/19/2023	—		—		—		—
	4,545	—	10.70	5/20/2024	—		—		—		—
	4,316	—	13.10	3/13/2025	—		—		—		—
	—	—	—	—	—		—		3,972	(1)	65,538	(11)
	—	—	—	—	—		—		3,259	(2)	53,774	(11)
	—	—	—	—	—		—		2,216	(3)	36,564	(11)
	—	—	—	—	2,486	(4)	41,019	(11)	—		—
	—	—	—	—	2,224	(5)	36,696	(11)	—		—
	—	—	—	—	2,532	(7)	41,778	(11)	—		—
Kenneth C. Kunze	7,000	—	15.27	11/4/2023	—		—		—		—
	5,181	—	10.70	5/20/2024	—		—		—		—
	4,596	—	13.10	3/13/2025	—		—		—		—
	—	—	—	—	—		—		3,987	(1)	65,786	(11)
	—	—	—	—	—		—		3,272	(2)	53,988	(11)
	—	—	—	—	—		—		2,137	(3)	35,261	(11)
	—	—	—	—	2,496	(4)	41,184	(11)	—		—
					2,232	(5)	36,828	(11)	—		—
	—	—	—	—	2,443	(7)	40,310	(11)	—		—

	Option Awards					Stock Awards
Name	Number of sec-urities under-lying unexer-cised options: exercis-able (#)	Number of sec-urities under-lying unexer-cised options: unexer-cisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares that have not vested ($)
Derek Y. Hahm	4,640	—	7.63	5/14/2022		—		—		—		—
	5,232		7.54	5/22/2023		—		—		—		—
	4,327	—	10.70	5/20/2024		—		—		—		—
	3,902	—	13.10	3/13/2025		—		—		—		—
	—	—	—	—		—		—		3,349	(1)	55,259	(11)
	—	—	—	—		—		—		2,748	(2)	45,342	(11)
	—	—	—	—		—		—		1,795	(3)	29,618	(11)
	—	—	—	—		2,096	(4)	34,584	(11)	—		—
	—	—	—	—		1,875	(5)	30,938	(11)	—		—
	—	—	—	—		2,051	(7)	33,842	(11)	—		—
Edwin A Smith	3,029	—	10.40	7/29/2025		—		—		—		—
	3,600	1,200	7.69	5/18/2026	(9)	—		—		—		—
	—	—	—	—		1,253	(5)	20,675	(11)	—		—
	—	—	—	—		2,439	(7)	40,244	(11)	—		—
	—	—	—	—		52	(10)	858	(11)	—		—

(1)Vesting of this award was contingent upon meeting company-wide performance goals over a three-year period ended December 31, 2019. In February 2020, the Compensation Committee determined that the performance goals were not met and, accordingly, these shares did not vest. However, as contemplated by our merger agreement with an affiliate of A-B, one-third of the shares shown were issued on April 1, 2020.
(2)Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA margin and net sales CAGR for the three years ending December 31, 2020. The awards earned will range from 50% at the threshold level to 150% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2021.
(3)Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA margin and net sales CAGR for the three years ending December 31, 2021. The awards earned will range from 50% at the threshold level to 150% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2022.
(4)Vesting of the RSUs is contingent on continued employment through March 31, 2020.
(5)Vesting of the RSUs is contingent on continued employment through March 31, 2021.
(6)Vesting of the RSUs is contingent on continued employment through December 31, 2020.
(7)Vesting of the RSUs is contingent on continued employment through March 31, 2022.
(8)Vesting of RSUs will occur in three installments on March 31, 2020, December 31, 2020 and March 31, 2022, per a vesting schedule, subject to continued employment through the applicable date.
(9)The unvested options vest on May 18, 2020.
(10)Vesting of the RSUs is contingent on achievement of EBITDA at a specified target level for the year ended December 31, 2019. As we did not achieve our EBITDA target for the year ended December 31, 2019, the RSUs will not vest on May 31, 2020.
(11)Based on the closing price of our common stock on December 31, 2019 of $16.50 per share.

All stock options vest in full in the event of an officer's death or disability. See also "Employment Agreements and Potential Payments upon Termination or Change-in-Control" below regarding contemplated payouts of stock-based awards upon completion of the merger transaction with an affiliate of A-B.

Option Exercises and Stock Vested in Fiscal 2019

The following table provides information for RSUs vested for our named executive officers during 2019. No stock options were exercised and no PBAs vested for our named executive officers during 2019.

	RSU Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Andrew J. Thomas	27,384	399,836
Christine N. Perich	4,688	65,257
J. Scott Mennen	7,674	111,279
Kenneth C. Kunze	7,444	108,466
Derek Y. Hahm	6,394	92,644
Edwin A. Smith	535	7,391

EMPLOYMENT AGREEMENTS
AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates. Each of the agreements described below has been approved by the Company’s Compensation Committee.

Effective January 1, 2019, the Company entered into amended employment agreements with Messrs. Thomas and Mennen that replaced agreements scheduled to expire on June 30, 2019. Effective April 1, 2019, the Company also entered into an employment agreement with our newly hired Chief Financial and Strategy Officer, Christine Perich. Amended employment agreements were entered into with Messrs. Kunze, Hahm and Smith in July 2019. Finally, the employment agreements with Ms. Perich and Messrs. Thomas, Mennen, Hahm and Smith were amended effective November 29, 2019. The terms of each employment agreement as currently in effect are described in more detail below.

The employment agreements with Messrs. Thomas, Mennen and Hahm have a term ending on December 31, 2021. The term of Ms. Perich’s agreement ends on December 31, 2020, Mr. Kunze’s on June 30, 2020, and Mr. Smith’s on June 30, 2022. If a “change in control event” (as defined in the agreements) occurs prior to expiration of the original term, the term of the agreements with Ms. Perich and Messrs. Thomas, Mennen and Hahm will be extended until the second anniversary of the change in control event; Mr. Kunze’s agreement will be extended until the first anniversary of the change in control event.

Under the agreements, each executive is entitled to salary, annual cash incentive compensation, health and other employee benefits, and stock-based awards as approved by the Compensation Committee under our executive compensation program. The general parameters of the current executive compensation program are described above under the heading "Compensation Discussion and Analysis."

The employment agreements with Messrs. Thomas, Mennen and Hahm also provide for the payment of cash retention bonuses in two remaining installments based on specified percentages of awards made under our Annual Cash Incentive Plan (the "STI Plan"), contingent on the executive’s remaining employed by the Company through the applicable payment date, as follows:

•On March 31, 2021, a cash payment equal to 30% of the total STI Plan award paid for services in 2020, subject to specified floor and cap tied to his 2020 STI target award.

•On March 31, 2022, a cash payment equal to 50% of the total STI Plan award paid for services in 2021, subject to specified floor and cap tied to his 2021 STI target award.

Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2019, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been employed a minimum of three months.

In late November 2019, the Company entered into retention bonus agreements with Messrs. Thomas and Mennen and Ms. Perich. Pursuant to the agreements, retention bonuses were paid in December 2019 in the following amounts: Mr. Thomas,$1,250,000; Mr. Mennen $350,000; and Ms. Perich, $350,000. These amounts are included in the Bonus column of the Summary Compensation Table above. The retention bonuses are subject to repayment (less the amount paid by the officer in satisfaction of applicable taxes) if the merger agreement with an affiliate of A-B is terminated without completion of the transaction or if the executive’s employment is terminated for “cause” or by the executive without “good reason” (as defined in the agreements) within 90 days following completion of the merger. The Company has also entered into a retention bonus agreement with Mr. Smith that provides for a cash payment of $170,000; provided that he remains employed by the Company and its affiliates through the 90th day following completion of the merger with an affiliate of A-B. The retention bonus is also payable if Mr. Smith’s employment is terminated without cause or for good reason after completion of the merger but before the 90-day period has elapsed. If the merger is not completed or Mr. Smith’s employment is terminated before the merger is completed for any reason, he will not be entitled to the retention bonus.

Each of our named executive officers is entitled to receive severance compensation as provided in his or her employment agreement. The severance arrangements will apply following termination of employment either by us, for any reason (except for cause) or by the executive for good reason. All severance payments are conditioned upon the executive signing a general release in favor of the Company. In addition, Messrs. Thomas, Mennen and Hahm are subject to a noncompete that applies during the 12-month period following any termination of employment, including following a change in control event.

In the absence of a change in control event, each executive will receive 12 monthly payments equal to his or her monthly base salary rate then in effect, plus a cash payment equal to the amount of health insurance premiums under COBRA for 12 months. An executive (other than Ms. Perich and any executives residing in California) would forfeit any unpaid severance payments if he or she becomes employed by a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of the Company's business relating to alcoholic beverages.

The following table quantifies the estimated potential cash severance benefits and the continuation of health benefits if the employment of our named executive officers had been terminated as of December 31, 2019, in the absence of a change in control:

Name	Cash severance based on salary	Continuation of health benefits(1)	Total severance benefits
Andrew J. Thomas	$500,000	$13,088	$513,088
Christine N. Perich	290,000	17,712	307,712
J. Scott Mennen	289,976	13,088	303,064
Kenneth C. Kunze	279,748	17,712	297,460
Derek Y. Hahm	234,943	17,712	252,655
Edwin A. Smith	82,432	8,856	91,288

(1)Based on COBRA premium rates in effect as of January 1, 2020.

The employment agreements, other than the agreement with Mr. Smith, also provide for enhanced severance benefits in the event that a change in control of the Company occurs during the term of the agreement, and within 24 months following the change in control (12 months in the case of Mr. Kunze), the executive’s employment is terminated by the Company without cause or by the executive for good reason (each, a "qualifying termination"). In the event of a qualifying termination, the executive will be entitled to:

•An amount equal to 18 months of base salary (24 months for Mr. Thomas), plus an amount equal to the executive's target annual cash incentive opportunity, in each case, in effect immediately prior to the qualifying termination, payable in a cash lump sum within 45 days following termination; and
•a cash lump sum payment equal to the amount necessary to pay COBRA premiums for continuation of group health insurance coverage for 18 months (24 months in the case of Mr. Thomas).

The employment agreements provide that any payments and benefits payable to the executive will be reduced to the extent necessary to avoid any excise taxes on "excess parachute payments" that would otherwise be imposed under Code Section 280G and Code Section 4999.

The employment agreements (other than with Mr. Smith) also provide for acceleration of vesting of all unvested stock options and RSUs granted under the Company’s stock incentive plans and held by the executive immediately prior to termination of employment without cause or for good reason following the occurrence of a change in control event. The amount to be paid with respect to outstanding PBAs will be determined by the Committee in its reasonable discretion based on the pro rata portion of the performance period that has elapsed and the extent to which progress towards the applicable performance goals has been achieved, but in no event will the amount that is treated as earned and vested be less than 33% of the target amount of each outstanding award. If the merger with an affiliate of A-B is completed, all of the PBAs that currently remain outstanding will become vested and paid in cash at the rate of $16.50 per share, and Mr. Smith’s unvested stock options and RSUs will also become fully vested.

The following definitions apply for purposes of the employment agreements with our named executive officers other than
Messrs. Kunze and Smith.

“Cause” is defined as having:

•willfully engaged in conduct that has substantially and adversely impaired the interests of the Company;
•been convicted of or pled guilty or no contest to a felony crime, other than a traffic offense;
•engaged in conduct that constitutes a violation of a significant Company policy or the Company’s Code of Conduct and Ethics and that has substantially and adversely impaired the interests of the Company; or
• repeatedly refused to obey lawful directions of the Board.

The definition includes standard for determining whether an act was willful or was performed in good faith an din the best interest of the Company. The definitions also includes a mechanism to provide due process in determining whether the executive has been terminated for cause and, in the case of the third and fourth bullet points above, an opportunity to cure.

“Good reason” is defined as the occurrence of one or more of the following events without the executive’s consent:

•a material reduction in base compensation;
•a material reduction in authority, duties, status, reporting requirements or responsibilities of the executive’s position;
•a material reduction in the authority, duties, or responsibilities of the person or persons to whom the executive reports;
•relocation of the executive’s workplace by more than a specified distance;
•the failure of a successor of the Company to assume and agree to perform the agreement substantially as required in the absence of the succession; or
•a material breach of the agreement by the Company.

“Change in control event” is defined as the occurrence of any of the following events:

•the acquisition by a person or group of more than 50% of our outstanding stock;
•the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or
•the acquisition by a person or group of assets representing at least 75% of the total gross fair market value of our assets.

The definitions of “cause” and “good reason” in the employment agreements for Messrs. Kunze and Smith are similar, except that there is no provision for due process or an opportunity to cure. Mr. Smith’s agreement does not include a definition of “change in control event.”

The following table quantifies the estimated potential benefits if the employment of our named executive officers had been terminated as of December 31, 2019, following a change in control:

Name	Cash severance(1)	Equity Awards(2)	Total severance benefits(3)
Andrew J. Thomas	$1,417,000	$669,807	$2,086,807
Christine N. Perich	604,375	138,435	742,810
J. Scott Mennen	651,448	171,452	822,900
Kenneth C. Kunze	622,458	170,000	792,458
Derek Y. Hahm	608,358	142,769	751,127
Edwin A. Smith	261,288	101,376	362,664

(1)Consists of amounts shown as cash severance and related cash payments in the table below.

Name	Cash severance based on salary	Cash severance equal to target annual cash bonus	Retention Award		Continuation of heath benefits	Total
Andrew J. Thomas	$1,000,000	$375,000	$—		$42,000	$1,417,000
Christine N. Perich	435,000	141,375	—		28,000	604,375
J. Scott Mennen	434,964	188,484	—		28,000	651,448
Kenneth C. Kunze	419,622	181,836	—		21,000	622,458
Derek Y. Hahm	352,415	234,943	—		21,000	608,358
Edwin A. Smith	82,432	—	170,000	*	8,856	261,288

*Payable only in certain circumstances following completion of the merger with an affiliate of A-B.

(2)The following table sets forth, by category, the value of equity-based awards held by our named executive officers that were unvested at December 31, 2019, and would become vested upon termination of the executive’s employment without cause or for good reason following the occurrence of a change in control (a “double trigger”); provided that the equity-based awards will vest upon completion of the merger with an affiliate of A-B whether or not the executive’s employment is terminated for (a “single trigger”). Value is calculated based on the closing sale price of the Company’s common stock on December 31, 2019, $16.50 per share.

Name	Acceleration of vesting of all RSUs		Vesting of PBAs at the 33% level*	Acceleration of vesting Stock Options		Total
Andrew J. Thomas	$479,127		$190,680	$—		$669,807
Christine N. Perich	120,153		18,282	—		138,435
J. Scott Mennen	119,493		51,959	—		171,452
Kenneth C. Kunze	118,322		51,678	—		170,000
Derek Y. Hahm	99,363		43,406	—		142,769
Edwin A. Smith	81,576	**	—	19,800	**	101,376

*In the event of completion of the merger with an affiliate of A-B, the PBAs for the performance periods ending in 2020 and 2021 would become vested in full, and the total amounts payable in cash (including the PBAs that vested in March 2020) would be as follows: Mr. Thomas, $829,538; Ms. Perich, $259,826; Mr. Mennen, $214,665; Mr. Kunze, $211,695; and Mr. Hahm, $177,788.

**Payable only upon completion of the merger with an affiliate of A-B.

(3)The total amounts do not reflect any reductions to "parachute payments" under Code Section 280G that may be made pursuant to the terms of the named executive officers' employment agreements to avoid excise taxes that would otherwise be imposed on the named executive officers. Also, of the amounts shown, the following amounts are related to RSUs and PBAs that vested after December 31, 2019, and before April 20, 2020: Mr. Thomas, $225,417; Ms. Perich, $28,644; Mr. Mennen, $65,472; Mr. Kunze, $65,740; Mr. Hahm, $55,205; and Mr. Smith, $18,302.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable), but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity that is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select - Investors - Governance - Highlights).

Certain Transactions with Related Persons

Merger Transaction with Anheuser-Busch Companies, LLC (“ABC”)

On November 11, 2019, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with ABC and Barrel Subsidiary, Inc., a wholly owned subsidiary of ABC (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Craft Brew Alliance, Inc. (“CBA”), with CBA continuing as the surviving entity as a direct subsidiary of ABC (the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of our common stock (the “Shares”) (other than certain Shares owned by us or by ABC or its affiliates and Shares that are owned by certain of our shareholders who exercise dissenters’ rights in accordance with Washington law) will be converted into the right to receive $16.50 per Share in cash, without any interest.

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including (i) shareholder approval, which was received on February 25, 2020, (ii) the expiration or termination of all applicable waiting periods under the federal antitrust laws, (iii) the absence of any law or order prohibiting the Merger, and (iv) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations. Completion of the Merger is expected to occur in 2020, subject to the closing conditions specified in the Merger Agreement.

The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, CBA will be required to pay to ABC a termination fee equal to $9.0 million in cash. ABC will be required to pay a termination fee equal to $15.0 million in the event the Merger Agreement is terminated due to failure to satisfy the antitrust-related conditions. The foregoing description of the Merger Agreement is only a summary. Please see our 2019 Form 10-K and Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on November 12, 2019, for additional information.

Transactions with Anheuser-Busch, LLC (“A-B”), Ambev and Anheuser-Busch Worldwide Investments, LLC (“ABWI”)
Transactions with A-B, Ambev and ABWI consisted of the following (in thousands):

Year Ended December 31, 2019
Gross sales to A-B and Ambev(1)	$162,658
International distribution fee earned from ABWI	3,248
International distribution fee from ABWI, recorded as deferred revenue in Other accrued expenses	22,736
Margin fee paid to A-B, classified as a reduction of Sales	2,294
Inventory management and other fees paid to A-B, classified in Cost of sales	384

(1)Ambev is the Brazilian subsidiary of Anheuser-Busch Inbev SA that distributes Kona beers in Brazil.

Amounts due to or from A-B and ABWI were as follows (in thousands):

December 31, 2019
Amounts due from A-B related to beer sales pursuant to the A-B distributor agreement	$11,394
Refundable deposits due to A-B	(1,197)
Amounts due to A-B for services rendered	(5,976)
Net amount due from A-B and ABWI	$4,221

See Note 20 to our audited financial statements included in our 2019 Form 10-K for additional information regarding our contractual arrangements with A-B, Ambev and ABWI.

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include the founders of WBBC, Kurt and Rob Widmer. We lease our headquarters office and banquet space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. Although they disclaim group status, the three siblings collectively beneficially own approximately 5% of our outstanding common stock. The lease expires in 2034, with an extension, at our option, for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Smithson & McKay LLC totaling $70,000 for the year ended December 31, 2019. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. At the end of 2017, we extended our lease for a five-year period and at our option, we can extend the lease for one additional five-year period. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $94,000 for the year ended December 31, 2019. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC. The sublease contracts expire on various dates through 2020, with an extension, at our option, for two five-year periods. We exercised our option to extend these leases commencing in September 2020. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $683,000 for the year ended December 31, 2019. We are responsible for taxes, insurance and maintenance on the leased property.

Indemnification of Directors and Officers

As described in more detail below, several lawsuits have been filed against CBA and our directors and, in one case, our CEO in connection with our merger transaction with an affiliate of A-B. Under our Articles of Incorporation, in accordance with Washington law, our directors and officers are entitled to indemnification by CBA, to the fullest extent permitted by law, against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from such person’s status as an officer or director. We also maintain directors’ and officers’ liability insurance under which our directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities. As the legal representation of our directors and CEO currently is combined with the legal representation of CBA in the litigation described below, we have not advanced or reimbursed expenses of any of our individual directors or our CEO under our indemnification obligations to date.

Four complaints were filed in federal court asserting claims against CBA and our directors under the federal securities laws, each alleging material misstatements and omissions in our proxy statement relating to approval of the merger transaction: Sabatini et al. v. Craft Brew Alliance, Inc., et al., filed in the United States District Court for the District of Delaware on January 29, 2020, on behalf of a putative class of our shareholders (the “Sabatini Action”); Halberstam v. Craft Brew Alliance, Inc., et al., filed in the United States District Court for the Central District of California on February 7, 2020, on behalf of an individual shareholder (the “Halberstam Action”); Michael Roberts et al. v. Craft Brew Alliance, Inc., et al., filed in the United States District Court for the District of Delaware on February 12, 2020, on behalf of a putative class of our shareholders (the “Michael Roberts Action”), and Dennis Roberts v. Craft Brew Alliance, Inc., et al., filed in the United States District Court for the District of Colorado on February 10, 2020, on behalf of an individual shareholder (the “Dennis Roberts Action”).

On February 18, 2020, we filed a current report on Form 8-K with the SEC that amended and supplemented the disclosures in the merger proxy statement, thereby resolving the Sabatini, Halberstam, and Michael Roberts Actions. Following the disclosures, the plaintiffs in the Sabatini, Halberstam, and Michael Roberts Actions dismissed their individual claims with prejudice and, to the extent they raised class claims, dismissed such claims without prejudice as to the remainder of the purported classes. The plaintiff in the Dennis Roberts Action has advised that he believes his claims are moot and does not intend to pursue them, but he has reserved the right to seek a mootness fee from CBA (as do the plaintiffs in the other federal cases).

On January 3, 2020, a purported class action captioned Kost et al. v. Craft Brew Alliance, Inc., et al., was brought on behalf of a putative class of our shareholders in the Superior Court of Washington, King County (the “Kost Action”). The Kost Action asserts state law claims for alleged breaches of fiduciary duty against CBA and our directors, as well as our CEO and affiliates of A-B. The action was resolved based on the same disclosures that resolved the federal actions and has been voluntarily dismissed.

On January 14, 2020, a purported class action captioned Birkby v. Craft Brew Alliance, Inc., et al., was brought on behalf of a putative class of our shareholders in the Circuit Court of the State of Oregon for the County of Multnomah (the “Birkby Action”). The Birkby Action asserts state law claims for alleged breaches of fiduciary duty against CBA and its directors. The parties have agreed to stay the action until September 30, 2020.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors will be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. As discussed under “Board of Directors” above, under our Amended and Restated Bylaws, there are eight positions on the Board. The following eight individuals have been nominated by the Board of Directors for election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, Paul D. Davis, Kevin R. Kelly, Matthew E. Gilbertson, David R. Lord, Nickolas A. Mills and Jacqueline S. Woodward. All of the nominees are currently directors. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than eight nominees. Shares held through a broker will only be voted in the election of directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2020.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020. Representatives of Grant Thornton will be present online at the Annual Meeting of Shareholders will, have an opportunity to make statements, and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the selection.

Fees Paid to Independent Registered Public Accounting Firms

In mid-2019, the Audit Committee determined to conduct a review process with regard to the selection of independent auditors to audit our financial statements for the year ending December 31, 2019. The Audit Committee supervised the engagement process, which included the distribution of requests for proposals from a number of national and regional public accounting firms, including Moss Adams LLP (“Moss Adams”), our then independent auditors, review of the proposals received, and discussion with our Chief Financial and Strategy Officer and Controller regarding the results of their interviews with the final candidates.

On September 4, 2019, at the direction of the Audit Committee, Moss Adams was notified of the firm’s dismissal. The Audit Committee also approved the appointment of Grant Thornton as the Company’s new principal independent registered public accounting firm; the appointment was effective on September 4, 2019.

The audit report of Moss Adams on the Company’s financial statements for the years ended December 31, 2017 and 2018, included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 6, 2019, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2017, and December 31, 2018, as well as the subsequent interim period through September 4, 2019, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused Moss Adams to make reference to the subject matter of the disagreements in connection with its reports.

The following table presents fees billed by Moss Adams for professional services rendered in 2018 and 2019. The Audit Committee approved all of these services:

	2019	2018
Audit Fees(1)	$93,767	$502,328
Audit Related Fees	—	—
Tax Fees(2)	202,439	16,400
All Other Fees(3)	56,560	—
	$352,766	$518,728

(1)Audit fees shown for 2019 include billings for the first and second quarter interim review, as well as fees attributed to the adoption of ASC 842. Audit fees shown for 2018 generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC. The amount shown for 2018 includes an estimated final billing of $50,000.
(2)Tax fees shown for 2019 include billings related to research credit services for the years ended December 31, 2015 through December 31, 2018. Tax fees shown for 2018 related to routine tax advice concerning federal, state, local and foreign tax matters.
(3)All other fees include billings related to auditor transition and the re-issuance of the 2018 audit report.

The following table presents fees billed, or to be billed, by Grant Thornton for professional services rendered with respect to the year ended December 31, 2019. The Audit Committee approved all of these services:

2019
Audit Fees(1)	$375,000
Audit Related Fees	—
Tax Fees	—
All Other Fees	—
$375,000

(1)Audit fees generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC.

Auditor Independence

In 2019, there were no professional services provided by Grant Thornton that would have required the Audit Committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
•Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”
•Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.
•Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP.

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, shareholders must be given the opportunity to provide an advisory vote regarding the compensation of our named executive officers ("say-on-pay"). This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future. For the past six years, we have conducted this advisory say-on-pay vote at each annual meeting of shareholders. At the 2019 annual meeting, the shareholders again approved holding the say-on-pay vote annually by the affirmative vote of more than 14 million shares, and the Board determined that the say-on-pay vote will be held each year; the next say-on-pay vote will be held in 2021.

Our executive compensation programs are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, and reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both short-term and long-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program approved for our named executive officers in 2019 is appropriate for the following reasons:

•A significant portion of compensation for our executive officers consists of incentive compensation rather than fixed elements such as salary; and
•a significant portion of executive compensation is in the form of equity grants that vest in future years.

Accordingly, we are asking shareholders to approve the following non-binding advisory resolution:

“Resolved that, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion included in the Proxy Statement for our 2020 Annual Meeting of Shareholders is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2021 Annual Meeting of Shareholders, if any, must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices no later than December 29, 2020.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2021 Annual Meeting of Shareholders, or that concern one or more nominations for election as Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 29, 2020. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2019 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our 2019 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2019, without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2019 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. SHAREHOLDERS ARE URGED TO FOLLOW THE INSTRUCTIONS ON HOW TO VOTE INCLUDED ON THE NOTICE OR THE PROXY CARD RECEIVED IN THE MAIL OR AS INSTRUCTED BY THEIR BROKER.

CRAFT BREW ALLIANCE, INC.

/s/ David R. Lord
David R. Lord
Chairman of the Board

April 28, 2020
Portland, Oregon

CRAFT BREW ALLIANCE

VOTE

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## Your vote matters – here's how to vote!

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# Annual Meeting Proxy Card

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## A Proposals — The Board of Directors recommends a vote FOR all the nominees named below and FOR 2 and 3.

1. The Board of Directors recommends a vote FOR all the nominees

| | For | Withhold | | For | Withhold | | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Timothy P. Boyle | ☐ | ☐ | 02 - Marc J. Cramer | ☐ | ☐ | 03 - Paul D. Davis | ☐ | ☐ |
| 04 - Matthew E. Gilbertson | ☐ | ☐ | 05 - Kevin R. Kelly | ☐ | ☐ | 06 - David R. Lord | ☐ | ☐ |
| 07 - Nickolas A. Mills | ☐ | ☐ | 08 - Jacqueline S. Woodward | ☐ | ☐ | | | |

| | For | Against | Abstain |
|---|---|---|---|
| 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. | ☐ | ☐ | ☐ |
| 3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION. | ☐ | ☐ | ☐ |

## B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, manager, attorney, executor, administrator, trustee or guardian, please give full title as such.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 J N T

1 U P X 4 6 1 9 5 7

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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**The 2020 Annual Meeting of Shareholders of Craft Brew Alliance, Inc. will be held on Friday, May 29, 2020, 1:00 P.M. Pacific Time, virtually via the internet at www.meetingcenter.io/271871278.**

**To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.**

**The password for this meeting is — BREW2020.**

**Small steps make an impact.**
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BREW

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

## Proxy — CRAFT BREW ALLIANCE, INC.

## This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. ("CBAI"), and the related proxy statement dated March 24, 2020, hereby appoints Andrew J. Thomas and Christine N. Perich, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on Friday May 29, 2020, at 1:00 p.m., Pacific time, solely by remote communication, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof.

**If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted:**

- **FOR the election as directors of all nominees named on the reverse side.**
- **FOR the ratification of the appointment of Grant Thornton, LLP as CBAI's independent registered public accounting firm for the fiscal year ending December 31, 2020.**
- **FOR the advisory resolution approving named executive officer compensation.**

**Please date, sign and mail your proxy card in the envelope provided as soon as possible.**
**(Continued and to be marked, dated and signed, on the other side)**

### C Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

CRAFT BREW ALLIANCE

VOTE

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
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C 1234567890

**Online**

Go to **www.investorvote.com/BREW** or scan the QR code – login number is located in the shaded bar below.

## Shareholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

**This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2020 Notice and Proxy Statement and 2019 Annual Report to Shareholders (which includes the Form 10-K):**

**www.investorvote.com/BREW**

## Easy Online Access — View your proxy materials and vote.

**Step 1:** Go to **www.investorvote.com/BREW.**
**Step 2:** Click on the icon on the right to view meeting materials.
**Step 3:** Return to the investorvote.com window and follow the instructions on the screen to log in.
**Step 4:** Make your selections as instructed on each screen for your delivery preferences.
**Step 5:** Vote your shares.

**When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.**

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**Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 19, 2020 to facilitate timely delivery.**

2NOT          COY

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## Shareholder Meeting Notice

**The 2020 Annual Meeting of Shareholders of Craft Brew Alliance, Inc. will be held on Friday, May 29, 2020, 1:00 P.M. Pacific Time, solely by remote communication at www.meetingcenter.io/271871278. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — BREW2020.**

**Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.**

**The Board of Directors recommends a vote FOR all the nominees named below and FOR 2 and 3:**

1. The Board of Directors recommends a vote FOR all the nominees:
   01 – Timothy P. Boyle
   02 – Marc J. Cramer
   03 – Paul D. Davis
   04 – Matthew E. Gilbertson
   05 – Kevin R. Kelly
   06 – David R. Lord
   07 – Nickolas A. Mills
   08 –Jacqueline S. Woodward
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

**PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card.**

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### Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

**PLEASE NOTE:** You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.investorvote.com/BREW.**

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Craft Brew Alliance, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, requests for a paper copy of proxy materials must be received by May 19, 2020.